UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/01/2010

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

In 2008, Raser Technologies, Inc. (the "Company") issued $55 million aggregate principal amount of its 8% Convertible Senior Notes Due 2013 (the "Notes"). The terms of the Notes required the Company to make a semi-annual interest payment of $2.2 million on October 1, 2010.

The Company has not made the October 1, 2010 interest payment. However, pursuant to the March 26, 2008 Indenture Agreement (the "Indenture"), the Company has until October 31, 2010 to make the interest payment before there is an Event of Default under the Indenture that would permit the holders of the Notes to accelerate the maturity date or take any action to enforce the Notes.

At this time, the Company intends to make the October 1, 2010 interest payment on or before October 31, 2010 or to seek, from the holders of the Notes, a forbearance with regards to the interest payment and a modification of the Notes.

There can be no assurance that the Company will make the interest payment on or before October 31, 2010, or will obtain a forbearance of the October 1, 2010 interest payment from the holders of the Notes and/or any modification of the Notes or the terms upon which any such forbearance or modification agreement will be reached, or that any requisite consents will be obtained or requisite conditions will be satisfied.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: October 04, 2010	By:	/s/ Nicholas Goodman
Nicholas Goodman
Chief Executive Officer